Exhibit 10.6
PROMISSORY NOTE

$25,000,000

Chicago, Illinois September 24, 2021

FOR VALUE RECEIVED, APPHARVEST PULASKI FARM, LLC (the “Borrower”) HEREBY PROMISES TO PAY to JPMORGAN CHASE BANK, N.A. (the “Bank”), at its offices located at 270 Park Avenue, New York, New York 10017, or at such other place as the Bank or any holder hereof may from time to time designate, the lesser of (i) the principal sum of TWENTY FIVE MILLION and no/100 DOLLARS ($25,000,000) and (ii) the aggregate unpaid principal amount of the Loans (as hereinafter defined) evidenced hereby, in lawful money of the United States, on September 24, 2022 (the “Maturity Date”) (or such earlier date as shall be specified by the Bank in accordance with the terms of this promissory note (this “Note”)), together with interest on the unpaid principal balance of each Loan at a rate equal to the Applicable Interest Rate (as hereinafter defined).

Interest

Each Loan shall bear interest at the interest rate agreed between the Borrower and the Bank as the interest rate to be paid to the Bank on such Loan in accordance with the terms of this Note (each such rate, the “Applicable Interest Rate”). The Applicable Interest Rate for any Loan shall be, at the Borrower's option and in accordance herewith and accepted by the Bank in its sole discretion, (a) the CB Floating Rate (as hereinafter defined) plus the Applicable Margin (as hereinafter defined) (the “CB Floating Rate Loan(s)”), (b) a fixed rate of interest per annum determined by and available at the Bank in its sole discretion (the “Fixed Rate”) for the applicable Interest Period (as hereinafter defined) (the “Fixed Rate Loan(s)”) or (c) the Adjusted LIBO Rate (as hereafter defined) plus the Applicable Margin (the “LIBOR Loan(s)”, and, together with the CB Floating Rate Loans and Fixed Rate Loans, each a “Loan” and collectively, “Loans”). Interest on each Loan shall be payable in arrears on the last day of the applicable Interest Period for such Loan and, if such Interest Period is in excess of three (3) months, on the last day of each three (3) month interval after the date such Loan is made, at maturity (whether at stated maturity, by acceleration or otherwise) and thereafter, on demand. Any Loan not paid when due shall bear interest at a rate two percent (2%) per annum above the CB Floating Rate plus the Applicable Margin, but in no event higher than the maximum permitted under applicable law. All interest hereunder shall be computed for actual number of days elapsed on the basis of a 360-day year.

The Bank is authorized to enter on the Bank’s books and records, which may be electronic in nature and, at the Bank’s sole and absolute discretion, at any time and from time to time (including, without limitation, prior to any transfer of the Note), on a schedule to be attached to this Note by the Bank: (i) the amount of each Loan, (ii) the date on which each Loan is made, (iii) the date on which each Loan shall be due and payable to the Bank, provided that all Loans shall be due and payable no later than the Maturity Date, (iv) the Applicable Interest Rate to be paid to the Bank on each Loan, (v) the amount of each payment made hereunder and the Loans to which such payment shall be applied (which shall be at the discretion of the Bank), and (vi) the outstanding principal balance of the Loans from time to time. At the discretion of the Bank, any such entries may aggregate Loans (and payments thereon) with the same interest rate and tenor and, if made on a given date, may show only the Loans outstanding on such date. Any such entries shall be conclusive and binding in the absence of manifest error. The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.

Prepayment

The Borrower shall not have the right to prepay any Fixed Rate Loan or LIBOR Loan prior to the last day of the applicable Interest Period. In the event the Borrower does prepay a LIBOR Loan or a Fixed Rate Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall reimburse the Bank on demand for any loss incurred or to be incurred by it. CB Floating Rate Loans may be prepaid by the Borrower at any time upon at least 1 Business Day’s (as hereinafter defined) prior written notice the Bank without premium or penalty. Any prepayment of any Fixed Rate Loan or LIBOR Loan prior to the last day of the applicable Interest Period shall be accompanied by the payment on demand of the indemnity amount required under the Indemnity section below. Any prepayment shall also be accompanied by the payment of interest accrued and unpaid on the principal amount to the date of prepayment.

Discretionary Loans by the Bank/Payment

The Bank, pursuant to a letter dated of even date herewith, has approved an uncommitted line of credit (the “Line of Credit”) to the Borrower in a principal amount not to exceed the face amount of this Note. The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend to the Borrower on the part of the Bank. The Bank may, in its sole and absolute discretion, make Loans to the Borrower from time to time pursuant to the Line of Credit. This Note evidences the Borrower’s obligations to repay those Loans. The aggregate outstanding principal amount of the Loans evidenced by this Note is the amount so reflected from time to time in the records of the Bank or a schedule attached hereto. This Note is secured by cash collateral pursuant to an assignment of deposits. Each LIBOR Loan shall be in a minimum principal amount of $500,000 and in increments of $100,000. Each Fixed Rate Loan shall be in integral multiples of
$100,000. Each CB Floating Rate Loan shall be in a minimum principal amount of $100,000. Each request for a Loan shall be made by an officer of the Borrower or other person designated in writing by an officer of the Borrower, all of whom are hereby designated and authorized by the Borrower to request Loans and agree to the terms thereof (including without limitation the Applicable Interest Rate and Interest Period with respect thereto). The Borrower shall give the Bank notice not later than 11:00 a.m. Central time) (i) in the case of a LIBOR Loan, at least three (3) Business Days (as hereinafter defined) prior to the date (which shall be a Business Day) of the proposed borrowing of (or continuation of any existing LIBOR Loan or conversion of any CB Floating Rate Loan or Fixed Rate Loan to) such LIBOR Loan, specifying the Interest Period applicable thereto, and (ii) in the case of a Fixed Rate Loan or CB Floating Rate Loan, by noon (Eastern time) on the date (which shall be a Business Day) of the proposed borrowing of such CB Floating Rate Loan or Fixed Rate Loan, specifying the Interest Period applicable thereto. If no election as to the type of Loan or Interest Period is specified, any requested Loan shall be deemed to bear interest at the applicable CB Floating Rate plus the Applicable Margin and shall have an Interest Period of one month. If no election as to the Interest Period is specified in the case of a LIBOR Loan, the LIBOR Loan shall be deemed to have an Interest Period of one month. The principal amount of each Loan shall be repaid on the earliest to occur of (i) the Maturity Date, (ii) the end of the Interest Period applicable to such Loan, and (iii) the date upon which the entire unpaid balance hereof shall otherwise become due and payable. In addition, Loans shall be prepaid with the proceeds of any reimbursement by the USDA to Borrower for capital expenditures/greenhouse improvements made by Borrower with the proceeds of any Loan; any Loans prepaid by such amount may not be reborrowed.

Increased Costs

If any there is any change, after the date of this Note, to any applicable domestic or foreign law, treaty, government rule or regulation or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law) (a “Change in Law”), and such Change in Law (a) shall affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under or otherwise with respect to this Note or any other agreements or instruments executed in connection herewith (such other agreements or instruments, collectively the “Related Documents”) (other than Taxes (as hereinafter defined)), or (b) shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including, without limitation, any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate), or (c) shall impose on the Bank any other condition, cost or expense with respect to this Note or the Related Documents, or (d) regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of the Bank or its holding company as a consequence of the Borrower’s obligations under this Note or the Related Documents, to a level below that which the Bank or its holding company could have achieved but for such Change in Law (taking into consideration the Bank’s and its holding company’s policies with respect to capital adequacy and liquidity), and the result of any of the foregoing items (a), (b), (c) or (d) is to increase the cost to the Bank of extending, maintaining or funding any Fixed Rate Loan or LIBOR Loan or to reduce the amount of any sum received or receivable by the Bank under this Note or any Related Document by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, within 1 Business Day of a receipt of a request therefor from the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduction suffered. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error. Notwithstanding the foregoing, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

Taxes

Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, excluding any taxes imposed on the overall net income of the Bank, franchise taxes imposed on the Bank (in lieu of net income taxes) and any branch profits taxes imposed on the Bank by the jurisdiction or by any political subdivision or taxing authority as a result of the Bank being organized or having its principal office in such jurisdiction (all such non-excluded taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

In addition, the Borrower agrees to pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note or the Related Documents.

Illegality

If any applicable domestic or foreign law, treaty, rule or regulation now or hereafter in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Loans, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Loans, together with accrued interest and any other amounts payable to the Bank under this Note or the Related Documents on account of the LIBOR Loans shall be repaid (a) immediately upon the Bank's demand if such change or compliance with such requests, in the Bank's judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request. The option of the Borrower to request LIBOR Loans shall be suspended until the Bank notifies the Borrower that such Loans are no longer unlawful or impossible.

Indemnity

The Borrower shall indemnify the Bank against (i) any loss or expense which the Bank may sustain or incur as a consequence of the occurrence of any Event of Default (as hereinafter defined) and (ii) any other loss or expense sustained or incurred in respect of the Loans, including, without limitation, in connection with obtaining, liquidating or employing deposits from third parties as a consequence of the conversion of any Loan from one interest rate to another or the payment or prepayment of any principal of any Fixed Rate Loan or LIBOR Loan by the Borrower (in either case, whether pursuant to a default, change in legality or otherwise) on any day other than the last day of the applicable Interest Period therefor, or the failure by the Borrower to borrow, prepay, convert or continue any Fixed Rate Loan or LIBOR Loan or part thereof on the date specified therefor in any notice given by the Borrower. In the case of a LIBOR Loan, such loss, cost or expense shall be deemed to include an amount determined by the Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, (a) in the case of a payment or prepayment thereof on any day other than the last day of the applicable Interest Period therefor, for the period from the date of such payment or prepayment to the last day of such Interest Period or (b) in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, setting forth the amount of any such loss or expense, which statement shall be conclusive and binding absent manifest error. The Bank is authorized (but not obligated) to debit any deposit account of the Borrower now or hereafter maintained by the Borrower with the Bank to pay any amount that is not paid when due under this Indemnity section and also for interest payments due under this Note.

Inability to Determine Interest Rate

If the Bank determines (which determination shall be conclusive and binding absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate (as hereinafter defined)) the Adjusted LIBO Rate or the LIBO Rate, as applicable, or (b) the relevant interest rates referred to in the definition of LIBO Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Loans, then the Bank shall notify the Borrower of such circumstances, whereupon (i) the option of the Borrower to request LIBOR Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exist, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest, on the last day of the then current Interest Period applicable to such LIBOR Loan. If the Bank determines (which determination shall be conclusive and binding absent manifest error) on any day that the Adjusted One Month LIBOR Rate cannot be ascertained (including, without limitation, by means of an Interpolated Rate) for purposes of determining the interest rate on any CB Floating Rate Loan as provided in this Note, then each CB Floating Rate Loan shall bear interest at the higher of the Prime Rate (as hereinafter defined) or 2.5% plus the Applicable Margin for CB Floating Rate Loans until the Bank determines that the Adjusted One Month LIBOR Rate can be ascertained.

Notwithstanding anything to the contrary herein or in any Related Document, if a LIBOR Cessation Event has occurred, then upon written notice by the Bank to the Borrower at a time selected by the Bank, but not later than the actual date of permanent cessation of the LIBO Rate, the LIBO Rate shall be replaced, for all purposes hereunder and under any other Related Document, without any amendment to, or further action or consent of, any other party to this Note or any Related Document, by (i) the sum of Term SOFR and the related Benchmark Replacement Adjustment (such sum, the “Adjusted Term SOFR”) if the Term SOFR Transition Conditions are satisfied at such time, or (ii) the sum of Daily Simple SOFR and the related Benchmark Replacement Adjustment (such sum, the “Adjusted Daily Simple SOFR”) if the Term SOFR Transition Conditions are not satisfied; provided that if the Term SOFR Transition Conditions are satisfied after the LIBO Rate is replaced by the Adjusted Daily Simple SOFR, the Bank may by at least ten (10) days’ prior written notice to the Borrower, replace such rate with the Adjusted Term SOFR. In the event that either the Adjusted Term SOFR or the Adjusted Daily Simple SOFR shall be less than zero, such rate will be deemed to be zero for the purposes of this Agreement. If a LIBOR Cessation Event references a future date for cessation, the LIBOR Rate shall not be replaced before 90 days prior to the announced cessation date, unless the Bank and the Borrower agree otherwise. If a LIBOR Cessation Event shall have occurred and neither Term SOFR nor Daily Simple SOFR is available, then upon written notice by the Bank to the Borrower until such rates are available, the then outstanding Loan shall accrue interest at the higher of Prime or 2.5%, unless the Bank and the Borrower agree on a different rate. For avoidance of doubt, if some interest periods for the LIBO Rate become unavailable prior to a LIBOR Cessation Event, those interest periods will no longer be available for selection by the Borrower.

In connection with the implementation of a rate replacement described in the paragraph immediately above, the Bank may from time to time, upon written notice to the Borrower, make any technical, administrative or operational changes to this Note or any Related Documents (including changes to the definition of “CB Floating Rate,” the definition of “Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of prepayment or conversion notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Bank decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such rate replacement and to permit the administration thereof by the Bank.

Representations and Warranties.

The Borrower represents and warrants upon the execution and delivery of this Note and upon each loan request hereunder, that: (a) it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing; (b) it has the power to execute and deliver this Note and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its organizational documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or materially affecting it or any of its assets; (d) to the best of Borrower's knowledge, all governmental and other consents that are required to have been obtained by it with respect to this Note have been obtained and are in full force and effect and all conditions of any such consents have been complied with; (e) its obligations under this Note constitute its legal, valid and binding obligations, enforceable in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally; and (f) (i) it has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective officers, directors, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers and to the knowledge of the Borrower their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person; (ii) none of (A) the Borrower, any Subsidiary, or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees, or agents or (B) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Loans or the line of credit, is a Sanctioned Person; and (iii) no borrowing, use of proceeds or any other transaction contemplated by this Note or the line of credit will violate Anti-Corruption Laws or applicable Sanctions. For the purposes of the foregoing: “Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption. “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (i) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; or (ii) the United Nations Security Council, the European Union or any member state thereof, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority. “Sanctioned Person” means, at any time, (i) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the
U.S. Department of the Treasury, the U.S. Department of State, the United Nationals Security Council, the European Union, any member state thereof, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (ii) any person operating, organized or resident in a Sanctioned Country, (iii) any person or persons owned or controlled by such person or persons or (iv) any person otherwise the subject of any Sanctions. “Sanctioned Country” means, at any time, a region, country or territory which is the subject or target of any Sanctions (at the time of this Note, Crimea, Cuba, Iran, North Korea and Syria). For the purposes of this section and the section below entitled “Sanctions and Anticorruption”, the term “person” shall be used broadly to include natural persons, corporations, partnerships, limited liability companies, trusts, joint ventures, associations, companies, and governmental authorities.

Sanctions and Anticorruption

The Borrower shall, and shall cause its Subsidiaries, if any, to maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower or the Bank.
Events of Default

If any of the following events (each, an “Event of Default” and, collectively, the “Events of Default”) shall occur: (i) any failure by the Borrower to pay (a) any principal, interest, fees, or other obligations when due under this Note or any Related Document; or (b) any amounts due under any other arrangements, obligations or liabilities owing to the Bank by the Borrower, (ii) any other violation or failure to comply with any provision of this Note or any Related Document, (iii) [reserved], (iv) failure by the Borrower or the Guarantor to furnish financial information required to be delivered pursuant to this Agreement or requested by Bank within 10 Business Days of request, or to permit inspection of its books and records at the Bank’s request, (v) any litigation is pending or threatened against the Borrower, any Subsidiary or the Guarantor which might have a Material Adverse Effect, (vi) there is a default under any agreement governing $5,000,000 or more, in the aggregate, of indebtedness of the Borrower, any Subsidiary or the Guarantor, (vii) any warranty, representation or statement of fact made in writing to the Bank at any time by an officer, agent or employee of the Borrower or the Guarantor is false or misleading in any material respect when made, (viii) the Borrower or the Guarantor shall be dissolved or shall fail to maintain its existence in good standing, or the usual business of the Borrower, any Subsidiary or the Guarantor shall be suspended or terminated, (ix) the Borrower, any Subsidiary or the Guarantor merges or consolidates with any third party, or sells or otherwise conveys a substantial part of its assets or property to a third party outside the ordinary course of business, grants liens over any collateral securing the loan evidenced by this Note (other than a lien solely in favor of the Bank securing the obligations of the Borrower to the Bank under this Note or any Related Document) or, in the case of a Subsidiary, the merger of such Subsidiary with and into the Borrower or agrees to do any of the foregoing, (x) any levy, execution, seizure, attachment or garnishment, or any restraining order or notice, shall be issued, made or filed on or against any material portion of the property of the Borrower, any Subsidiary or the Guarantor or the Borrower, any Subsidiary or the Guarantor shall suffer or become subject to any order, decree, judgment, verdict or other action of any court, administrative or regulatory body or agency thereof in an aggregate amount of $5,000,000 or more, (xi) any petition is filed by or against the Borrower or Guarantor under the Federal Bankruptcy Code or similar state or foreign law, (xii) the Borrower, any Subsidiary or the Guarantor becomes insolvent, howsoever evidenced, (xii) there is a default under that certain Guaranty dated September 24, 2021 and signed by Guarantor in favor of Bank (as amended, restated, replaced or modified from time to time, the “Guaranty”), the Guaranty shall fail to remain in full force and effect, or action shall be taken to discontinue the Guaranty or assert its invalidity or unenforceability, or the Guarantor shall deny that it has any further liability under the Guaranty, or give notice to such effect or (xiii) there is a default under that certain Assignment of Deposits Agreement dated September 24, 2021 signed by Guarantor in favor of the Bank (as amended, restated, replaced or modified from time to time, the “AOD”), the AOD shall fail to remain in full force and effect, or action shall be taken to discontinue the AOD, or Guarantor shall deny that it has any further liability thereunder or give notice to such effect, then and in any such event, in addition to all rights and remedies of the Bank under applicable law and otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable, provided, however, that if a bankruptcy event specified in subsection (xi) above shall have occurred with respect to the Borrower, any Subsidiary or the Guarantor, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower. Further, acceptance of any payments shall not waive or affect any prior demand or acceleration of amounts due hereunder, and each such payment made shall be applied first to the payment of accrued interest, then to the aggregate unpaid principal or otherwise as determined by the Bank in its sole and absolute discretion. "Subsidiary" means (i) any corporation if more than 50% of the outstanding securities having ordinary voting power is owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization if more than 50% of the ownership interests having ordinary voting power are so owned or controlled. “Guarantor” means AppHarvest Operations, Inc..

Definitions

A.Adjusted LIBO Rate

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate in effect for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

B.Adjusted One Month LIBO Rate

“Adjusted One Month LIBO Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, the Adjusted LIBO Rate for any day shall be based on the LIBOR Screen Rate (as defined in the definition of LIBO Rate, below) at approximately 11:00 a.m. London time on such day (without any rounding), subject to the interest rate floors set forth therein.

C.Applicable Margin

“Applicable Margin” means 1.25% per annum with respect to any CB Floating Rate Loan and 2.25% per annum with respect to any LIBOR Loan.

D.Benchmark Replacement Adjustment

“Benchmark Replacement Adjustment” means, with respect to any replacement pursuant to the second paragraph of the section above entitled “Inability to Determine Rates” of the LIBO Rate with Term SOFR or Daily Simple SOFR (such rate, an “Unadjusted SOFR Based Rate”), as applicable, for any applicable interest period and available tenor, the first of the following alternatives that can be determined by the Bank:
(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) when such Unadjusted SOFR Based Rate is first set for such interest period that has been selected or recommended by the Relevant Governmental Body for the replacement of the LIBO Rate with the applicable Unadjusted SOFR Based Rate for the applicable corresponding tenor; provided that such spread adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Bank in its reasonable discretion; and (2) the spread adjustment (which may be a positive or negative value or zero) when such rate replacement is first set for such interest period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to the LIBO Rate for the applicable corresponding tenor.

E.Business Day

“Business Day” means any day other than a Saturday, Sunday or other day on which the Bank is authorized or required by law or regulation to remain closed, provided that, when used in connection with a LIBOR Loan or the Adjusted One Month LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

F.CB Floating Rate

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate on any day shall never be less than the Adjusted One Month LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBO Rate, as the case may be.

G.Daily Simple SOFR

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.

H.Interest Period

(i)With respect to LIBOR Loans, “Interest Period” means the period commencing on the date such Loan is made and ending on the numerically corresponding day that is 1 or 3 calendar months thereafter (as selected by the Borrower and agreed to by the Bank);

(ii)With respect to Fixed Rate Loans, “Interest Period” means the period requested by the Borrower and agreed to by the Bank, as available; and

(iii)With respect to CB Floating Rate Loans, “Interest Period” shall mean one month or such other the period agreed to by the parties hereto;

provided, in each case, that (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) the Interest Period for any LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may extend beyond the Maturity Date.

I.Interpolated Rate

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upwards to the same number of decimal places as the LIBOR Screen Rate) determined by the Bank (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBOR Screen Rate for the longest period (for which such LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period (as defined in the definition of LIBO Rate, below) and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

J.ISDA Definitions

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

K.LIBO Rate

“LIBO Rate” means, with respect to any LIBOR Loan for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate, the “IBA”) for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters screen, or in the event that such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Bank from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Note; provided, further, that if a LIBOR Screen Rate shall not be available at such time for a period equal in length to such period (an “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate at such time, subject to the provisions of the paragraph entitled “Inability to Determine Interest Rate” in this Note in the event that the Bank shall conclude that it shall not be possible to determine such Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

L.LIBOR Cessation Event

“LIBOR Cessation Event” means the occurrence of one or more of the following events with respect to the LIBO Rate: (1) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate for all available interest periods, permanently or indefinitely, with no successor administrator having been appointed to provide such LIBO Rate at such time; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the Board of Governors of the Federal Reserve System, the NYFRB, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, in each case which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate for all available interest periods permanently or indefinitely, with no successor administrator having been appointed to provide such LIBO Rate at such time; and/or (3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate for all available interest periods is no longer representative.

M.NYFRB

“NYFRB” means the Federal Reserve Bank of New York.

N.Prime Rate

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System (the “Board”) in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Bank) or any similar release by the Board (as determined by the Bank). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

O.Relevant Governmental Body

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.

P.SOFR

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the NYFRB (or a successor administrator of the secured overnight financing rate) on its website on the immediately succeeding Business Day.

Q.Statutory Reserve Rate

“Statutory Reserve Rate” means a fraction (the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Bank is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

R.Term SOFR

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body, as displayed on a screen or other information service that publishes such rate from time to time as selected by and as of the time determined by the Bank in its reasonable discretion.

S.Term SOFR Transition Conditions

“Term SOFR Transition Conditions” means the occurrence of all of the following events (as determined by the Bank in its sole discretion): (i) a LIBOR Cessation Event has occurred, (ii) Term SOFR has been recommended for use by the Relevant Governmental Body, and (iii) the administration of Term SOFR is administratively feasible for the Bank.

Set-Off

The Borrower hereby gives to the Bank a right of set-off against all moneys, securities and other property of the Borrower and the proceeds thereof, now or hereafter delivered to, remaining with or in transit in any manner to the Bank, its correspondents, affiliates (including J.P. Morgan Securities LLC) or agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession, control or custody of the Bank or its correspondents, affiliates or agents in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of the Borrower against the Bank at any time existing, hereby authorizing the Bank at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to the obligations of the Borrower under this Note in such amounts as it may select, whether contingent, unmatured or otherwise.

LIBO Rate Disclosure

The interest rate on LIBOR Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate ("LIBOR"). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. LIBOR is currently the subject of regulatory reform and regulators have signaled the need to use alternative benchmark reference rates for LIBOR. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that:
•immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease;
•immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; and
•immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored.
There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published, and Borrower should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to implement new or alternative reference rates to be used in place of LIBOR. In the event LIBOR is no longer available (or in certain other circumstances), the section of this Note entitled “Inability to Determine Interest Rate” provides a mechanism for determining an alternative rate of interest. The Bank will inform the Borrower of any change to the reference rate upon which the interest rate of Loans is based. However, the Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to LIBOR or any other rates in the definition of LIBO Rate or with respect to any alternative, successor or replacement reference rates, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rates will be similar to or produce the same value or economic equivalence as LIBOR and/or the LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

Miscellaneous

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and consents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Borrower and the Bank.

The Bank reserves the right to assign or sell participations in the Loans or this Note to any entity (including to any Federal Reserve Bank in accordance with applicable law). The Borrower’s consent to such assignment or participation is hereby deemed granted.

The Borrower hereby authorizes the Bank and any other holder of an interest in this Note (a "Holder") to disclose confidential information relating to the financial condition or operations of the Borrower (i) to any director, officer, or employee of the Bank, any Holder or any affiliate of the Bank or any Holder, (ii) to any assignee, participant, or any other purchaser or prospective assignee, participant or other purchaser of an interest in any Loan or this Note, (iii) to legal counsel, accountants, and other professional advisors to the Bank or any Holder, (iv) to regulatory officials, (v) requested or required by law, regulation, or legal process or (vi) in connection with any legal proceeding to which the Bank or any other Holder is a party.

In the event the Bank or any Holder shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to the unpaid principal hereof and interest hereon, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney's fees of internal or outside counsel, whether or not suit is instituted.

In the event of any litigation with respect to this Note or any Related Document, THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose counter-claims and cross-claims. The Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of Illinois and of any Federal court located in such State in connection with any action or proceeding arising out of or relating to this Note or any Related Document. The execution and delivery of this Note has been authorized by the Board of Directors or other governing body of the Borrower and by any necessary vote or consent of the shareholders, partners or members of the Borrower. The Borrower hereby authorizes the Bank to complete this Note in any particulars according to the terms of the Loans evidenced hereby. This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in such State, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Bank, its successors, endorsees and assigns.

The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

Delivery of an executed counterpart of a signature page of (x) this Note, and/or (y) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Note or any other Related Document that is an Electronic Signature (as defined below) transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Note, or such Related Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Note and/or any Related Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Bank to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Bank has agreed to accept any Electronic Signature, the Bank shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and (ii) upon the request of the Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Bank and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Note and/or any Related Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Bank may, at its option, create one or more copies of this Note and/or any Related Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Note and/or any Related Document based solely on the lack of paper original copies of this Note and/or such Related Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Bank-Related Person (as defined below) for any liabilities arising solely from Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page. For purposes of this Note, (x) “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) “Bank-Related Person” means, such the Bank’s affiliates and the respective directors, officers, employees, agents and advisors of the Bank and the Bank’s affiliates.

APPHARVEST PULASKI FARM, LLC

By:	/s/ Loren Eggleton
Name:	Loren Eggleton
Title:	Chief Financial Officer